EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FIRST QUARTER EPS OF $1.07, UP 10% FROM A YEAR AGO
REVENUES AND CARDMEMBER SPENDING RISE, CREDIT QUALITY REMAINS EXCELLENT

(Millions, except per share amounts)

	Quarters Ended March 31,		Percentage Inc/(Dec)
	2012	2011
Total Revenues Net of Interest Expense	$7,614	$7,031	8%
Net Income	$1,256	$1,177	7%
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders1	$1.07	$0.97	10%
Average Diluted Common Shares Outstanding	1,166	1,198	(3) %
Return on Average Equity	27.1%	27.9%

New York – April 18, 2012 - American Express Company (NYSE: AXP) today reported first quarter net income of $1.3 billion, up 7 percent from $1.2 billion a year ago.  Diluted earnings per share was $1.07, up 10 percent from $0.97.

Consolidated total revenues net of interest expense rose 8 percent to $7.6 billion in the first quarter of 2012, from $7 billion a year ago.  The increase reflects strong cardmember spending and higher net interest income driven by moderate growth in the loan portfolio.

Consolidated provisions for losses totaled $412 million, up from $97 million a year ago. This increase reflects a larger lending reserve release in the year ago period, partially offset by lower net write-offs in the current quarter. Credit quality continued to be at historically strong levels.

1	Represents net income, less earnings allocated to participating share awards of $14 million for both the three months ended March 31, 2012 and 2011.

Consolidated expenses totaled $5.4 billion, up 4 percent from $5.2 billion a year ago. The increase primarily reflects higher salaries, employee benefits and other operating expenses, which were partially offset by lower marketing, promotion and rewards expenses. In the year ago period, consolidated expenses were reduced by the receipt of settlement payments from MasterCard and Visa totaling $220 million.

The effective tax rate was 29 percent, down from 32 percent in the year ago quarter. The tax rate reflects the realization of certain foreign tax credits.

The company's return on average equity (ROE) was 27.1 percent, down from 27.9 percent a year ago.

“Higher cardmember spending, excellent credit metrics and disciplined expense management helped us to start 2012 with record first-quarter earnings and revenues,” said Kenneth I. Chenault, chairman and chief executive officer.  Spending on the American Express network rose 12 percent, remaining strong throughout the quarter, both in the U.S. and internationally.  Credit quality continues to be among the best we have ever experienced, and our lending portfolio continued to grow at moderate levels.

“The underlying strength of the business allowed us to add to the competitive advantages of our card products and introduce new digital services that create value for merchants and customers who choose to pay with American Express.

“Coming into the quarter, we wanted to be particularly vigilant in managing discretionary expenses.  We knew we wouldn't have the same benefit from reserve releases and settlement payments from Visa or MasterCard that we had received last year.  We were also concerned about the uneven recovery in the U.S. and a European environment that posed challenges to the global economy.

“While credit quality and business conditions stayed favorable, we maintained our focus on containing costs and kept the growth rate in total expenses well below that of our revenues.

“Our overall performance again underscored the advantages of our spend-centric business model, as did the results of a financial review, or stress test, of major financial companies that was completed by the Federal Reserve this quarter.  American Express ranked among the highest in the group, and the Fed notified us that it had no objections to raising our quarterly dividend or repurchasing shares.

“As a result, we increased our quarterly dividend by 11 percent to $0.20 per share, from the $0.18 level that we maintained throughout the financial crisis and recession.  We are also moving ahead with plans to repurchase as much as $4 billion of outstanding shares this year and an additional $1 billion in the first quarter of 2013.”

Segment Results

U.S. Card Services reported first-quarter net income of $752 million, up 35 percent from $555 million in the year ago period.

Total revenues net of interest expense increased 9 percent to $3.9 billion from $3.6 billion a year ago. The increase was driven by higher cardmember spending and higher net interest income.

Provisions for losses totaled $301 million, up from $47 million in the year ago period. The increase primarily reflects a larger lending reserve release in the year ago period, partially offset by lower net write-offs in the current quarter.

Total expenses decreased 8 percent from the year ago period when expenses reflected an elevated level of investment spending and higher costs associated with the Membership Rewards program. First quarter marketing, promotion, rewards and cardmember services expenses decreased 14 percent from the year ago period. Salaries and employee benefits and other operating expenses increased 3 percent from year ago levels.

The effective tax rate was 36 percent compared to 39 percent in the year ago period.

International Card Services reported first-quarter net income of $197 million, up 4 percent from $189 million in the year ago period.

Total revenues net of interest expense increased 8 percent to $1.3 billion, from $1.2 billion, reflecting higher cardmember spending and revenues related to Loyalty Partner, a business acquired on March 1st of last year.

Provisions for losses totaled $54 million, up from $5 million a year ago. The increase primarily reflects larger reserve releases in the year ago period.

Total expenses increased 9 percent. The increase primarily reflects higher volume-related rewards costs and expenses associated with Loyalty Partner. Marketing, promotion, rewards and cardmember services expenses increased 13 percent from year ago levels. Salaries and employee benefits and other operating expenses increased 6 percent from year ago levels.

The effective tax rate was (1) percent compared to 21 percent in the year ago period.  The tax rates in both quarters reflect recurring permanent tax benefits allocable to the segment. In addition, the current period tax rate reflects the realization of certain foreign tax credits.

Global Commercial Services reported first-quarter net income of $177 million, down 4 percent from $184 million in the year ago period.

Total revenues net of interest expense increased 3 percent to $1.2 billion, from $1.1 billion, reflecting increased spending by corporate cardmembers, partially offset by higher client incentives and lower travel commissions and fees.

Provisions for losses totaled $35 million, up from $23 million in the year ago period, reflecting higher net write-offs.

Total expenses increased 5 percent. Marketing, promotion, rewards and cardmember services expenses increased 23 percent from the year ago period, primarily reflecting higher volume-related rewards costs. Salaries and employee benefits and other operating expenses increased 2 percent from the year ago period.

The effective tax rate was 27 percent compared to 31 percent in the year ago period. The current period tax rate reflects the realization of certain foreign tax credits.

Global Network & Merchant Services reported first quarter net income of $357 million, up 14 percent from $313 million in the year ago period.

Total revenues net of interest expense increased 10 percent to $1.2 billion, from $1.1 billion, reflecting higher merchant-related revenues driven by an increase in global cardmember spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 8 percent. Marketing, promotion, rewards and cardmember services expenses increased 4 percent from the year ago period. Salaries and employee benefits and other operating expenses increased 9 percent from the year ago period.

The effective tax rate was 34 percent for both the current and year ago period.

Corporate and Other reported first-quarter net loss of $227 million compared with net loss of $64 million in the year ago period. The results for the prior period included income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

The 2012 First Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. The Company revised the income statement reporting of card fees on lending products increasing Net card fees and reducing Interest and fees on loans. Corresponding amounts in prior periods have been reclassified to conform to the current period presentation. This change does not impact Total revenues net of interest expense in the income statement, or the Net interest yield on cardmember loans, a non-GAAP measure.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)
	Quarters Ended March 31,		Percentage
	2012	2011	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,257	$3,902	9%
Net card fees	610	601	1
Travel commissions and fees	451	454	(1)
Other commissions and fees	583	529	10
Other	580	475	22
Total non-interest revenues	6,481	5,961	9
Interest income
Interest and fees on loans	1,611	1,555	4
Interest and dividends on investment securities	66	88	(25)
Deposits with banks and other	30	20	50
Total interest income	1,707	1,663	3
Interest expense
Deposits	129	137	(6)
Short-term borrowings	5	-	#
Long-term debt and other	440	456	(4)
Total interest expense	574	593	(3)
Net interest income	1,133	1,070	6
Total revenues net of interest expense	7,614	7,031	8
Provisions for losses
Charge card	178	198	(10)
Cardmember loans	212	(120)	#
Other	22	19	16
Total provisions for losses	412	97	#
Total revenues net of interest expense after provisions for losses	7,202	6,934	4

Expenses
Marketing and promotion	631	709	(11)
Cardmember rewards	1,467	1,577	(7)
Cardmember services	221	164	35
Salaries and employee benefits	1,635	1,522	7
Professional services	691	663	4
Occupancy and equipment	438	394	11
Communications	96	95	1
Other, net	250	78	#
Total	5,429	5,202	4
Pretax income	1,773	1,732	2
Income tax provision	517	555	(7)
Net income	$1,256	$1,177	7
Net income attributable to common shareholders (A)	$1,242	$1,163	7

# - Denotes a variance of more than 100%.

(A) Represents net income less earnings allocated to participating share awards of $14 million for both three months ended March 31, 2012 and 2011.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	March 31, 2012	December 31, 2011

Assets
Cash	$27	$25
Accounts receivable	44	44
Investment securities	7	7
Loans	59	61
Other assets	15	16
Total assets	$152	$153

Liabilities and Shareholders' Equity
Customer deposits	$38	$38
Short-term borrowings	4	3
Long-term debt	57	60
Other liabilities	33	33
Total liabilities	132	134

Shareholders' Equity	20	19
Total liabilities and shareholders' equity	$152	$153

(Preliminary)
American Express Company
Financial Summary

(Millions)
	Quarters Ended March 31,		Percentage
	2012	2011	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,884	$3,577	9%
International Card Services	1,299	1,208	8
Global Commercial Services	1,157	1,121	3
Global Network & Merchant Services	1,248	1,137	10
	7,588	7,043	8
Corporate & Other	26	(12)	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,614	$7,031	8

Pretax income (loss)
U.S. Card Services	$1,180	$910	30
International Card Services	196	240	(18)
Global Commercial Services	244	265	(8)
Global Network & Merchant Services	539	476	13
	2,159	1,891	14
Corporate & Other	(386)	(159)	#

PRETAX INCOME	$1,773	$1,732	2

Net income (loss)
U.S. Card Services	$752	$555	35
International Card Services	197	189	4
Global Commercial Services	177	184	(4)
Global Network & Merchant Services	357	313	14
	1,483	1,241	20
Corporate & Other	(227)	(64)	#

NET INCOME	$1,256	$1,177	7

# - Denotes a variance of more than 100%.

(Preliminary)

American Express Company
Financial Summary (continued)

	Quarters Ended March 31,		Percentage
	2012	2011	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Net income attributable to common shareholders	$1.07	$0.98	9%

Average common shares outstanding (millions)	1,160	1,192	(3)%

DILUTED
Net income attributable to common shareholders	$1.07	$0.97	10%

Average common shares outstanding (millions)	1,166	1,198	(3)%

Cash dividends declared per common share	$0.20	$0.18	11%

Selected Statistical Information

	Quarters Ended
	March 31,		Percentage
	2012	2011	Inc/(Dec)

Return on average equity (A)	27.1%	27.9%
Return on average common equity (A)	26.8%	27.6%
Return on average tangible common equity (A)	35.0%	35.6%
Common shares outstanding (millions)	1,166	1,202	(3)%
Book value per common share	$17.08	$14.54	17%
Shareholders' equity (billions)	$19.9	$17.5	14%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)
American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)
	For the Twelve Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

ROE

Net income	$5,014	$4,935	$4,805	$4,663	$4,349
Average shareholders' equity	$18,525	$17,842	$17,277	$16,508	$15,564
Return on average equity (A)	27.1%	27.7%	27.8%	28.2%	27.9%

Reconciliation of ROCE and ROTCE

Net income	$5,014	$4,935	$4,805	$4,663	$4,349
Earnings allocated to participating share awards and other	58	58	56	55	52
Net income attributable to common shareholders	$4,956	$4,877	$4,749	$4,608	$4,297

Average shareholders' equity	$18,525	$17,842	$17,277	$16,508	$15,564
Average common shareholders' equity	$18,525	$17,842	$17,277	$16,508	$15,564
Average goodwill and other intangibles	4,380	4,215	3,992	3,744	3,487
Average tangible common shareholders' equity	$14,145	$13,627	$13,285	$12,764	$12,077
Return on average common equity (A)	26.8%	27.3%	27.5%	27.9%	27.6%
Return on average tangible common equity (B)	35.0%	35.8%	35.7%	36.1%	35.6%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.